ADDENDUM DATED DECEMBER 19, 2014 TO THE

AMENDED SUBADVISORY AGREEMENT

DATED MARCH 5, 2014

This Addendum, dated as of December 19, 2014, hereby supplements the attached Amended Subadvisory Agreement (the “Subadvisory Agreement”), dated March 5, 2014, by and between Columbia Management Investment Advisers, LLC, (the “Investment Manager”), a Minnesota limited liability company, and Threadneedle International Limited, a company organized under the laws of England and Wales (TINTL”), solely with respect to the Columbia Diversified Absolute Return Fund (the “Diversified Absolute Return Fund”), a series of Columbia Funds Series Trust I (the “Registrant”), as follows:

The parties hereto acknowledge that, with respect to the Diversified Absolute Return Fund, and in accordance with its prospectus, all or a portion of its assets may be held in one or more of its wholly-owned subsidiaries, including but not limited to CDARF3 Offshore Fund, Ltd. (referred to herein collectively as the “Subsidiary”). TINTL is hereby authorized and agrees to manage the portion of assets of the Subsidiary which is allocated to TINTL from time to time by the Investment Manager (which portion may include any or all of the Diversified Absolute Return Fund’s assets) pursuant to the same terms, conditions and obligations applicable to the Diversified Absolute Return Fund under the Subadvisory Agreement. TINTL is further authorized hereby to determine, in its discretion, the amount and type of assets (or any portion thereof allocated to it by the Investment Manager) of the Diversified Absolute Return Fund to be invested in and through the Subsidiary. For these purposes, all references in the Subadvisory Agreement to the “Fund,” with respect to the Diversified Absolute Return Fund, shall also refer to the Subsidiary, unless the context dictates otherwise.

For the avoidance of doubt, TINTL hereby agrees for purposes of Section 1 of the Subadvisory Agreement: “TINTL’s Duties,” to treat the assets and liabilities of the Subsidiary as if they are held directly by the Diversified Absolute Return Fund, and, in addition, if required (as determined by the Fund’s Chief Legal Officer and Chief Compliance Officer), to treat the Subsidiary as a separate investment by the Diversified Absolute Return Fund. Further, for purposes of Section 4: “Compensation of TINTL” of the Subadvisory Agreement, the parties hereto agree to treat the assets and liabilities of the Subsidiary as if they are held directly by the Diversified Absolute Return Fund. TINTL acknowledges that, at the direction of the Registrant’s Board of Trustees and the Board of Directors of the Subsidiary, the Investment Manager has retained TINTL to serve as investment subadviser for the Subsidiary, and TINTL, as a party to this Subadvisory Agreement, has agreed to manage the assets of the Subsidiary in accordance with the terms of this Subadvisory Agreement.

In witness whereof, the parties have caused this Addendum to be executed by their officers designated below as of this 19th day of December, 2014.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC		THREADNEEDLE INTERNATIONAL LIMITED

By:	/s/ Christopher O. Petersen	By:	/s/ Campbell Fleming
	Signature		Signature

Name:	Christopher O. Petersen	Name:	Campbell Fleming
	Printed		Printed

Title:	Vice President and Assistant Secretary
	Printed	Title:	CEO
Printed